Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197856

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
0.625% Senior Notes due 2023	$953,700,000	99.904%	$952,784,448	$95,945.39

(1)	€850,000,000 aggregate principal amount of the 0.625% Senior Notes due 2023 will be issued. The proposed maximum aggregate offering price is based on the September 13, 2016 closing euro/U.S. dollar exchange rate of €1=$1.1220, as published by Bloomberg L.P.
(2)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated August 5, 2014)

€850,000,000

V. F. Corporation

0.625% Senior Notes due 2023

We are offering €850 million aggregate principal amount of our 0.625% Senior Notes due 2023 (the “notes”). We will pay interest on the notes annually in arrears on September 20 of each year, commencing September 20, 2017. The notes will mature on September 20, 2023.

We may redeem the notes at our option prior to maturity, at any time in whole or from time to time in part, at the redemption prices described in “Description of the Notes—Optional Redemption.” In addition, we may redeem the notes, in whole but not in part, at any time in the event of certain developments affecting U.S. taxation. See “Description of the Notes—Redemption for Taxation Reasons.” In addition, if we experience a Change of Control Repurchase Event (as defined herein), we may be required to purchase the notes from holders. See “Description of the Notes—Repurchase upon Change of Control Repurchase Event.”

The notes will be our general unsecured senior obligations and will rank equally with all of our existing and future senior debt, and will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing such secured debt. In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries to the extent of the assets of those subsidiaries, none of which will guarantee the notes.

The notes will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Investing in the notes involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	99.904%	€849,184,000
Underwriting discount	0.500%	€4,250,000
Proceeds, before expenses, to us(1)	99.404%	€844,934,000

(1)	Plus accrued interest from September 20, 2016, if settlement occurs after that date.

We intend to apply to list the notes on The New York Stock Exchange. The listing application will be subject to approval by The New York Stock Exchange. We expect trading in the notes on The New York Stock Exchange to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form through a common depositary for Euroclear Bank, S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about September 20, 2016 .

Joint Book-Running Managers

Barclays	HSBC	J.P. Morgan

Senior Co-Managers

Citigroup	Goldman, Sachs & Co.	ING	Morgan Stanley

Co-Managers

BNP Paribas	BofA Merrill Lynch	Credit Suisse	Mizuho Securities
PNC Capital Markets LLC	Santander	SunTrust Robinson Humphrey	TD Securities
UniCredit Bank	US Bancorp		Wells Fargo Securities

The date of this prospectus supplement is September 13, 2016.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein are accurate as of any date other than the date of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

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Market data and certain industry forecasts used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein were obtained from internal surveys, reports and studies, where appropriate, as well as market research, publicly available information and industry publications. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, estimates and market research, while believed to be reliable, have not been independently verified, and we do not make any representation as to the accuracy of such information.

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement.

Notice to Prospective Investors in the European Economic Area

In any Member State of the European Economic Area (“EEA”) that has implemented the Prospectus Directive, this communication is only addressed to and is only directed at “qualified investors” in that Member State within the meaning of the Prospectus Directive. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Directive (2003/71/EC) (and amendments thereto, including Directive 2010/73/EU) (the “Prospectus Directive”) as implemented in Member States of the EEA. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or accompanying prospectus or any of their contents.

This prospectus supplement and accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to

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persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply. The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

IN CONNECTION WITH THE ISSUE OF THE NOTES, HSBC BANK PLC (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON ITS BEHALF) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. SEE “UNDERWRITING.” THE UNDERWRITERS HAVE ADVISED US THAT ANY STABILIZATION ACTION COMMENCED WILL BE CARRIED OUT IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated August 5, 2014, which is part of our registration statement on Form S-3, which provides more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement and any related free writing prospectus may add to, update or change the information in the accompanying prospectus or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or incorporated by reference in this prospectus supplement is inconsistent with information in the accompanying prospectus or incorporated by reference in the accompanying prospectus, this prospectus supplement and the information incorporated by reference in this prospectus supplement and any related free writing prospectus will apply and will supersede that information in the accompanying prospectus or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and any related free writing prospectus is accurate as of any time subsequent to the date of such information.

References in this prospectus supplement and the accompanying prospectus to “U.S. $” and “U.S. dollars” are to the currency of the United States of America. References to “€” and “euro” in this prospectus supplement are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States.

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “VF,” “the Company,” “we,” “us” and “our” used herein refer to V.F. Corporation and its consolidated subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the section entitled “Prospectus Supplement Summary—The Offering” and in the section entitled “Description of the Notes,” the words “VF,” “the Company,” “we,” “us” and “our” refer only to V.F. Corporation and not to any of its subsidiaries.

BASIS OF PRESENTATION

Fiscal Years

VF uses a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes in this prospectus supplement, all references to amounts as of, or periods ended, June 2016, June 2015, December 2015, December 2014 and December 2013 relate to amounts as of, and the fiscal periods ended on, July 2, 2016, July 4, 2015, January 2, 2016, January 3, 2015 and December 28, 2013, respectively.

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Discontinued Operations

During the second quarter of 2016, we began to separately report the results of our Contemporary Brands Business (as defined under “Prospectus Supplement Summary—Recent Developments”) as discontinued operations in our consolidated statements of income, and to present the related assets and liabilities as held for sale in our consolidated balance sheets. These changes have been applied with respect to our historical financial data as of June 2016, June 2015 and December 2015 and for the first half of both 2016 and 2015 included in this prospectus supplement, and for all periods presented in our Quarterly Report on Form 10-Q for the quarter ended July 2, 2016 incorporated by reference in this prospectus supplement. See Note B to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended July 2, 2016 for more information. Historical financial data for other periods included or incorporated by reference in this prospectus supplement and the accompanying prospectus have not been restated to reflect this classification.

Early Adoption of New Accounting Guidance

In March 2016, the Financial Accounting Standards Board (“FASB”) issued an update to its accounting guidance on stock compensation. We early adopted this guidance as of the beginning of the first quarter of 2016 and the effects of adopting this guidance have been reflected in our historical financial data for the first half of 2016 and 2015 included in this prospectus supplement, and in our Quarterly Reports on Form 10-Q for the quarterly periods ended April 2, 2016 and July 2, 2016, which are incorporated by reference in this prospectus supplement. Historical financial data for other periods included or incorporated by reference in this prospectus supplement and the accompanying prospectus do not reflect the effects of adopting this new accounting guidance.

WHERE YOU CAN FIND MORE INFORMATION

All periodic and current reports, registration statements and other filings that VF is required to file or furnish to the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge from the SEC’s website (http://www.sec.gov) and public reference room at 100 F Street, NE, Washington, DC 20549 and on VF’s website at http://www.vfc.com. Information on the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. The contents on, or accessible through, our website have not been, and shall not be deemed to be, incorporated by reference into this prospectus supplement or the accompanying prospectus. Such documents are available as soon as reasonably practicable after electronic filing of the material with the SEC.

This prospectus supplement and the accompanying prospectus are part of an automatically effective registration statement on Form S-3 filed by us with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed with the SEC, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information

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that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

(a) Annual Report on Form 10-K for the year ended January 2, 2016;

(b) Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2016;

(c) Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2016;

(d) Annual Proxy Statement filed on March 24, 2016 (but only those portions of our Annual Proxy Statement that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended January 2, 2016);

(e) Current Report on Form 8-K filed on February 18, 2016;

(f) Current Report on Form 8-K filed on April 27, 2016;

(g) Current Report on Form 8-K filed on June 7, 2016;

(h) Current Report on Form 8-K filed on June 30, 2016; and

(i) Current Report on Form 8-K filed on August 26, 2016.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

Copies of these reports may also be obtained free of charge upon written request to the Secretary of V.F. Corporation, P.O. Box 21488, Greensboro, NC 27420.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

From time to time, we may make oral or written statements, including statements in documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in this prospectus supplement and the accompanying prospectus, that constitute “forward-looking statements” within the meaning of the federal securities laws. These include statements concerning plans, objectives, projections and expectations relating to VF’s operations or economic performance, and assumptions related thereto. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements.

Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: foreign currency fluctuations; the levels of consumer demand and spending for apparel, footwear and accessories; disruption to VF’s distribution system; VF’s reliance on a small number of large customers; the financial strength of VF’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF’s response to changing fashion trends; increasing pressure on margins; VF’s ability to implement its business strategy; VF’s ability to

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grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; changes in tax liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the SEC, including our Annual Report on Form 10-K for the year ended January 2, 2016.

Any forward-looking statement in this prospectus supplement speaks only as of the date of this prospectus supplement. Any forward-looking statement in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus speaks only as of the date of the applicable document. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in our notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and “Special Note on Forward-Looking Statements” contained in this prospectus supplement and the accompanying prospectus, and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information contained in the filings with the SEC that are listed in “Incorporation of Certain Documents by Reference” in this prospectus supplement, before making an investment decision.

About Our Company

V.F. Corporation, organized in 1899, is a global leader in the design, production, procurement, marketing and distribution of branded lifestyle apparel, footwear and related products.

VF’s diverse portfolio of more than 30 brands meets consumer needs across a broad spectrum of activities and lifestyles. Our unparalleled ability to connect with consumers, as diverse as the company’s brand portfolio, creates a unique platform for sustainable, long-term growth. Our long-term growth strategy is focused on four drivers:

•	Lead in innovation by delivering new products and experiences that consistently delight customers, to drive core growth and strong gross margins;

•	Connect with consumers by gaining a deep understanding of their behavior, values and preferences to inspire brand engagement and loyalty;

•	Serve consumers directly, reaching them across multiple channels—wherever and whenever they shop; and

•	Expand geographically, taking advantage of VF’s scale within every region and channel in which we operate.

VF is diversified across brands, product categories, channels of distribution, geographies and consumer demographics. We own a broad portfolio of brands in the outerwear, footwear, denim, backpack, luggage, accessory, sportswear, occupational and performance apparel categories. Our largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee®, Nautica®, Majestic® and Kipling®. Our products are marketed to consumers shopping in specialty stores, department stores, national chains, mass merchants and our own direct-to-consumer operations.

Our direct-to-consumer business includes VF-operated stores, concession retail stores and e-commerce sites. Revenues from the direct-to-consumer business represented 27% of VF’s total 2015 revenues.

Many of our brands sell products in international markets through licensees, agents, distributors and independently-operated partnership stores. To provide diversified products across multiple channels of distribution in different geographic areas, we balance our own manufacturing capabilities with sourcing of finished goods from independent contractors. We utilize state-of-the-art technologies for inventory replenishment that enable us to effectively and efficiently get the right assortment of products that match consumer demand. In 2015, VF derived approximately 70% of its revenues from the Americas region, 20% from Europe and 10% from its Asia Pacific business.

For both management and internal financial reporting purposes, VF is organized by groupings of businesses called “coalitions”. The four coalitions are Outdoor & Action Sports, Jeanswear, Imagewear and Sportswear.

These coalitions are our reportable segments for financial reporting purposes. Coalition management has the responsibility to build and operate their brands, with certain financial, administrative and systems support and disciplines provided by central functions within VF.

The following table summarizes VF’s primary owned and licensed brands by coalition:

Coalition	Primary Brands	Primary Products
Outdoor & Action Sports	The North Face®	High performance outdoor apparel, footwear, equipment, accessories
	Vans®	Youth culture/action sports-inspired footwear, apparel, accessories
	Timberland®	Outdoor lifestyle footwear, apparel, accessories
	Kipling® (outside North America)	Handbags, luggage, backpacks, totes, accessories
	Napapijri®	Premium outdoor apparel, footwear, accessories
	JanSport®	Backpacks, luggage, apparel
	Reef®	Surfing-inspired footwear, apparel, accessories
	SmartWool®	Performance-based merino wool socks, apparel, accessories
	Eastpak®	Backpacks, luggage
	lucy®	Women’s activewear
	Eagle Creek®	Luggage, backpacks, travel accessories
Jeanswear	Wrangler®	Denim, casual apparel, footwear, accessories
	Lee®	Denim, casual apparel
	Lee Casuals®	Denim, casual apparel
	Riders by Lee®	Denim, casual apparel
	Rustler®	Denim, casual apparel
	Timber Creek by Wrangler®	Denim, casual apparel
	Rock & Republic®	Denim, casual apparel, footwear
Imagewear	Red Kap®	Occupational apparel
	Bulwark®	Protective occupational apparel
	Horace Small®	Occupational apparel
	Majestic®	Athletic apparel, footwear
	MLB® (licensed)	Licensed athletic apparel
	NFL® (licensed)	Licensed athletic apparel
	Harley-Davidson® (licensed)	Licensed apparel
Sportswear	Nautica®	Sportswear apparel, luggage, accessories
	Kipling® (within North America)	Handbags, luggage, backpacks, totes, accessories

Our principal executive offices are located at 105 Corporate Center Boulevard, Greensboro, North Carolina 27408, and our telephone number is (336) 424-6000. We maintain a website at www.vfc.com where general information about us is available. The website and the contents of, or accessible through, the website shall not be deemed to be incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which it forms a part.

Recent Developments

Dispositions

On August 26, 2016, we consummated the sale of the business in our Contemporary Brands Coalition to Delta Galil Industries Ltd. for approximately $120 million. The Contemporary Brands Coalition comprised the brands 7 For All Mankind®, Splendid® and Ella Moss®, including all related retail, wholesale and e-commerce services and operations (the “Contemporary Brands Business”). Our Contemporary Brands Business generated revenues of $144.6 million and $174.4 million for the first half of 2016 and 2015, respectively, and a net loss from discontinued operations of $93.9 million (which includes the estimate of the after-tax loss on the sale of the Contemporary Brands Business of $100.6 million) and net income from discontinued operations of $8.6 million for the first half of 2016 and 2015, respectively.

In addition, on March 25, 2016, we announced that we are exploring strategic alternatives for our Licensed Sports Group business (“LSG Business”), a division of our Imagewear coalition. Our LSG Business, which includes the Majestic® brand, supplies apparel and fanware through licensing agreements with U.S. and international professional sports leagues and lifestyle brands. Revenues for our Imagewear coalition were $524.4 million and $1,082.6 million for the first half of 2016 and full year 2015, respectively, with the LSG Business representing approximately half of those amounts.

Five-Year Revolving Credit Agreement

On June 6, 2016, we entered into an accession agreement relating to the Five-Year Revolving Credit Agreement, dated as of April 14, 2015 with the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, to increase the existing $1.75 billion senior unsecured revolving line of credit (the “Global Credit Facility”) to $2.25 billion. The Global Credit Facility may be used to borrow funds in both U.S. dollar and non-U.S. dollar currencies, and has a $50.0 million letter of credit sublimit. In addition, the Global Credit Facility supports VF’s U.S. commercial paper program for short-term, seasonal working capital requirements and general corporate purposes. This program, which was also increased to $2.25 billion, allows for VF to issue commercial paper to the extent that borrowing capacity is available under the Global Credit Facility.

The Offering

Issuer	V.F. Corporation

Notes Offered	€850 million aggregate principal amount of 0.625% Senior Notes due 2023.

Interest Rate on the Notes	0.625% per year, from the issue date of the notes.

Interest Payment Dates	Annually in arrears on September 20 of each year, beginning September 20, 2017.

Maturity	September 20, 2023.

Optional Redemption	We may redeem the notes in whole or in part at any time and from time to time. If the notes are redeemed before June 20, 2023 (three months prior to the maturity date of the notes), the redemption price will equal 100% of the principal amount of the notes being redeemed, plus a “make-whole” premium calculated as set forth under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest on the notes being redeemed, if any, to, but excluding, the date of redemption.

If the notes are redeemed on or after June 20, 2023 (three months prior to the maturity date of the notes), the redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes being redeemed, if any, to, but excluding, the date of redemption.

See “Description of the Notes—Optional Redemption.”

Additional Amounts	We will, subject to certain exceptions and limitations set forth in this prospectus supplement, pay such additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest on the notes to a beneficial owner who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable. See “Description of the Notes—Payment of Additional Amounts.”

Redemption for Taxation Reasons	We may redeem all, but not part, of the notes in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the notes to the date fixed for redemption. See “Description of the Notes—Redemption for Taxation Reasons.”

Change of Control Offer

If a Change of Control Repurchase Event occurs with respect to the notes, unless we have exercised our right to redeem all the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of €1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes being repurchased, plus accrued and unpaid interest on the notes repurchased, if any, to, but excluding, the date of repurchase.

Ranking	The notes are our senior unsecured obligations and will rank equally with all our existing and future senior indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries, none of which will guarantee the notes.

As of July 2, 2016, we had total indebtedness of $2.81 billion outstanding, and an additional $852.5 million of unutilized capacity under our Global Credit Facility, after giving effect to outstanding commercial paper borrowings of $1.38 billion and standby letters of credit of $16.2 million.

Restrictive Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

•	incur debt secured by liens;

•	engage in sale and lease-back transactions; and

•	merge or consolidate with another entity or transfer our assets substantially as an entirety.

These covenants are subject to important exceptions and qualifications described under “Description of the Notes—Covenants.”

Use of Proceeds	We intend to use the net proceeds from this offering, after deducting underwriting discounts and our estimated offering expenses, for working capital and general corporate purposes, including repayment of outstanding indebtedness under our existing commercial paper program. See “Use of Proceeds.”

Sinking Fund	The notes are not entitled to any sinking fund payments.

Currency of Payment

All payments of principal of, including payments made upon any redemption of the notes, premium, if any, interest on and additional amounts (as described above), if any, will be payable in euros; provided, however, that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion.

Denominations	The notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Form of Notes	The notes will be issued in fully registered form without coupons, and will be represented by one or more global notes deposited with a common depositary and registered in the name of the nominee of the common depositary for the accounts of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream or Euroclear. Except in the limited circumstances described in this prospectus supplement, certificates will not be issued in exchange for beneficial interests in the notes. See “Description of the Notes—Book-Entry System; Delivery and Form; Global Note.”

Listing	We intend to apply to list the notes on The New York Stock Exchange. We expect trading in the notes on The New York Stock Exchange to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. There is currently no established trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the notes without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. See “Underwriting.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Paying Agent	The Bank of New York Mellon, London Branch.

Governing Law	The notes and the indenture that will govern the notes offered hereby will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	Investing in the notes involves substantial risk. Please read “Risk Factors” beginning on page S-11 of this prospectus supplement and in our annual report on Form 10-K for the year ended January 2, 2016 incorporated by reference in this prospectus supplement for a discussion of certain factors you should consider in evaluating an investment in the notes.

Summary Consolidated Historical Financial Data

We have provided in the tables below summary consolidated historical financial data. We have derived the summary statement of income data for the six months ended June 2016 and 2015, and for each of the years in the three-year period ended December 2015, and the summary balance sheet data as of June 2016, June 2015, December 2015 and December 2014, from our unaudited and audited consolidated financial statements incorporated by reference in this prospectus supplement. We have derived the summary balance sheet data as of December 2013 from our audited consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement. Except as noted below, we have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. Additionally, our historical results are not necessarily indicative of the results expected for any future period.

You should read the following summary financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K incorporated by reference in this prospectus supplement.

	Six Months Ended June		Year Ended December
(in thousands)	2016(1)	2015(1)	2015(2)	2014(2)	2013(2)
	(unaudited)
Statement of income data:
Net sales	$5,153,849	$5,114,405	$12,250,678	$12,154,784	$11,302,350
Royalty income	56,354	62,345	126,066	127,377	117,298

Total revenues	5,210,203	5,176,750	12,376,744	12,282,161	11,419,648

Costs and operating expenses:
Cost of goods sold	$2,705,182	$2,668,890	$6,393,800	$6,288,190	$5,931,469
Selling, general and administrative expenses	1,961,344	1,897,531	4,178,386	4,159,885	3,841,032
Impairment of goodwill and intangible assets	—	—	143,562	396,362	—

Total costs and operating expenses	4,666,526	4,566,421	10,715,748	10,844,437	9,772,501

Operating income	543,677	610,329	1,660,996	1,437,724	1,647,147
Interest income	4,198	3,993	7,152	6,911	4,141
Interest expense	(45,666)	(44,550)	(89,414)	(86,725)	(84,773)
Other income (expense), net	2,793	1,495	1,655	(5,544)	(4,025)

Income from continuing operations before income taxes	505,002	571,267	1,580,389	1,352,366	1,562,490
Income taxes(3)	99,842	120,300	348,796	304,861	352,371
Income (loss) from discontinued operations, net of tax	(93,876)	8,553	—	—	—

Net income	$311,284	$459,520	$1,231,593	$1,047,505	$1,210,119

	As of June		As of December
(in thousands)	2016(1)	2015(1)	2015(1)(4)	2014(2)(4)	2013(2)(4)
	(unaudited)		(unaudited)
Balance sheet data:
Cash and equivalents	$676,262	$658,485	$944,423	$971,895	$776,403
Assets of discontinued operations	143,167	463,482	299,207	—	—
Total assets	9,674,108	9,776,915	9,639,542	9,845,300	10,315,443
Total current liabilities	2,660,633	2,449,738	1,941,713	1,614,065	1,568,001
Long-term debt, less current maturities	1,400,636	1,401,553	1,401,820	1,413,847	1,426,829
Total liabilities	5,025,671	4,813,120	4,254,704	4,214,418	4,238,405
Stockholders’ equity	4,648,437	4,963,795	5,384,838	5,630,882	6,077,038

(1)	Reflects classification of the results of our Contemporary Brands Business as discontinued operations for the six months ended June 2016 and 2015, and classification of related assets and liabilities as held for sale as of June 2016, June 2015 and December 2015. Historical financial data as of other dates and for other prior periods has not been restated to reflect this classification. See “Basis of Presentation.”
(2)	Statement of income data for the years ended December 2015, 2014 and 2013, and balance sheet data as of December 2014 and 2013, do not reflect classification of our Contemporary Brands Business as discontinued operations. See “Basis of Presentation.”
(3)	In January 2016, we early adopted the updated accounting guidance on stock compensation, pursuant to which we recorded an income tax benefit of approximately $18 million for the six months ended June 2016. The updated accounting guidance did not require restatement of prior periods’ statement of income data. See “Basis of Presentation.”
(4)	In 2015, the FASB issued updates to their accounting guidance for debt issuance costs and deferred income taxes that affect the classification of these amounts in the balance sheets. We adopted this accounting guidance as of December 2015 on a retrospective basis for the years ended December 2015 and December 2014 which are presented in our Annual Report on Form 10-K for the year ended December 2015 and which is incorporated by reference in this prospectus supplement. The balance sheet for the year ended December 2013 does not reflect reclassifications of debt issuance costs and deferred income taxes in accordance with this accounting guidance.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended	Fiscal Years(1)
	July 2, 2016(2)(3)	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges	5.5x	8.7x	7.7x	9.3x	8.4x	8.4x

(1)	For purposes of this ratio, earnings are based on income before income taxes, adjusted for (income) loss attributable to noncontrolling interests, amortization of capitalized interest, fixed charges and income from equity method investments. Fixed charges consist of interest and debt expense, including amortization of debt discount and expenses, capitalized interest and one-third of rent expense (excluding contingent rent expense), which represents a reasonable approximation of the interest factor of such rent expense.
(2)	For purposes of this ratio, earnings are based on income from continuing operations before income taxes, adjusted for (income) loss attributable to noncontrolling interests, amortization of capitalized interest, fixed charges and income from equity method investments. Fixed charges include amounts from both continuing and discontinued operations, and consist of interest and debt expense, including amortization of debt discount and expenses, capitalized interest and one-third of rent expense (excluding contingent rent expense), which represents a reasonable approximation of the interest factor of such rent expense.
(3)	Reflects classification of the results of our Contemporary Brands Business as discontinued operations. Historical financial data for prior periods has not been restated to reflect this classification. See “Basis of Presentation.”

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the following risk factors, together with the risk factors identified under the heading “Risk Factors,” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended January 2, 2016, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and any other risk factor information contained in the accompanying prospectus, as well as any other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment in the notes. In addition, there may be other risks that a prospective investor should consider that are relevant to its own particular circumstances.

The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note on Forward-Looking Statements” in this prospectus supplement.

Risks Related to the Notes

The notes will be effectively subordinated to all of our existing and future secured debt and structurally subordinated to all existing and future liabilities of our subsidiaries. This may affect noteholders’ ability to receive payments on the notes.

The notes will be general unsecured obligations of V.F. Corporation. None of our subsidiaries will guarantee our obligations under, or have any obligations to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to claims of our existing and future secured creditors to the extent of the value of the assets securing that indebtedness and structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payments of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any.

In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any secured debt that we or our subsidiaries have or may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of any of our existing or future secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. As of July 2, 2016, we and our subsidiaries had no secured debt outstanding.

The notes do not contain restrictive financial covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

Other than as described under “Description of the Notes—Covenants,” the notes are not subject to any restrictive covenants and we are not restricted from paying dividends, issuing or repurchasing our securities, or incurring substantial additional indebtedness in the future. The limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. In addition, the limited covenants in the indenture that will govern the notes restricting our ability and our subsidiaries’ ability to create certain liens, and enter into certain sale and leaseback transactions, will contain important exceptions that will allow us and our subsidiaries to incur liens with respect to certain material assets. See “Description of the Notes—Covenants.” In light of these exceptions, we may be able to incur significant amounts of additional indebtedness, including secured indebtedness, in the future, and holders of the notes may be structurally subordinated to new lenders or, in the case of secured indebtedness, to the extent of the value of the assets securing such indebtedness. For example, as of July 2, 2016, we had total indebtedness of $2.81 billion outstanding and an additional $852.5 million of unutilized capacity under our Global Credit Facility, after giving effect to outstanding commercial paper borrowings of $1.38 billion and standby letters of credit of $16.2 million.

Our ability to recapitalize, incur additional debt, and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. Although we expect the notes to be listed for trading on The New York Stock Exchange, no assurance can be given that the notes will become or remain listed, that a trading market for the Notes will develop or of the price at which investors may be able to sell the notes, if at all. In addition, if such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters are not required to do so and may cease their market-making at any time without notice. In addition, an active or liquid trading market for the notes may not develop.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our company or the notes, if any, could cause the liquidity or market value of the notes to decline.

The notes have been rated by nationally recognized rating agencies and may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal of a rating by a rating agency, or any anticipated downgrade, suspension or withdrawal, could reduce the liquidity or market value of the notes.

Any future lowering of our ratings may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Upon the occurrence of a “Change of Control Repurchase Event” (as defined under “Description of the Notes—Repurchase upon a Change of Control Repurchase Event”), each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. Additionally, under our Global Credit Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under our Global Credit Facility and the commitments thereunder would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our Global Credit Facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a Change of Control Repurchase Event because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a Change of Control Repurchase Event and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture that will govern the notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. In order to avoid the obligation to repurchase the notes and events of default and potential breaches of the credit agreement governing our Global Credit Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a Change of Control Repurchase Event could cause a default under the agreements governing our indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a Change of Control Repurchase Event occurs when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our purchase of tendered notes would constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Some significant restructuring transactions may not constitute a Change of Control Repurchase Event, in which case we would not be obligated to offer to repurchase the notes. In addition, holders of the notes may not be able to determine when a Change of Control Repurchase Event has occurred.

Upon the occurrence of a Change of Control Repurchase Event, you will have the right to require us to repurchase the notes. However, the change of control repurchase event provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a Change of Control Repurchase Event requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes including the trading prices for the notes.

Furthermore, one of the circumstances under which a Change of Control Repurchase Event may occur is upon the sale or disposition of all or substantially all of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Holders of the notes may be subject to certain risks relating to the euro, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls.

The initial investors in the notes will be required to pay for the notes in euro. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis as well as market perceptions concerning the instability of the euro could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, any redemption or repurchase payment, or Additional Amounts with respect to, the notes.

Furthermore, the indenture that will govern the notes is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, and we cannot predict how long this would take. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be rendered in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the notes.

Holders of the notes will receive payments solely in euro except under the limited circumstances provided herein.

All payments of interest on and the principal of the notes and any redemption price for, or additional amounts with respect to, the notes will be made in euro except under the limited circumstances provided herein. See “Description of the Notes—Issuance in Euro; Payments on the Notes.” We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of such notes in converting, payments of interest, principal, any redemption or repurchase price, or any additional amount in euro made with respect to such notes into U.S. dollars or any other currency.

Trading in the clearing systems is subject to minimum denomination requirements.

The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination of €100,000 in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro, which could adversely affect the value of the notes.

If, as described under “Description of the Notes—Issuance in Euro; Payments on the Notes,” the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. There can be no assurance that this exchange rate will be as favorable to holders of notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately €843.5 million, or approximately $946.4 million based on the September 13, 2016 closing euro/U.S. dollar exchange rate of €1.00 = $1.1220, as published by Bloomberg L.P., after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering for working capital and general corporate purposes, including repayment of outstanding indebtedness under our existing commercial paper program. Pending such use, the net proceeds may be invested in short-term, investment-grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States.

CAPITALIZATION

The table below sets forth our cash and equivalents and capitalization as of July 2, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of the notes covered by this prospectus supplement and the use of proceeds therefrom.

The table below is unaudited and should be read in conjunction with “Use of Proceeds,” contained in this prospectus supplement, and the consolidated annual and interim financial statements and the notes thereto included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No assurances can be given that the information in the table below will not change.

	July 2, 2016
	Actual(1)	As Adjusted
	(Unaudited) (In millions)
Cash and equivalents(2)(3)	$676	$1,622

Short-term debt
Short-term borrowings(2)(4)	1,404	1,404
Current portion of long-term debt	4	4

Total short-term debt	1,408	1,408

Long-term debt
Notes offered hereby(5)	—	946
5.95% Notes due 2017(6)	250	250
3.50% Notes due 2021(7)	497	497
6.00% Notes due 2033(8)	292	292
6.45% Notes due 2037(9)	346	346
Capital leases	16	16

Total long-term debt	1,401	2,347

Stockholders’ equity
Common stock, stated value $0.25 per share	104	104
Additional paid-in capital	3,269	3,269
Accumulated other comprehensive loss	(1,001)	(1,001)
Retained earnings(3)	2,276	2,276

Total stockholders’ equity	4,648	4,648

Total capitalization	$7,457	$8,403

(1)	Reflects classification of the results of our Contemporary Brands Business as discontinued operations. See “Basis of Presentation.”
(2)	The actual amount of our cash and equivalents and the actual amount of our short-term borrowings outstanding may vary from time to time due to our ordinary cash management activities. The “As Adjusted” column reflects that the net proceeds from the Senior Notes are placed in cash and equivalents.
(3)	Does not reflect the quarterly cash dividend of $0.37 per share of our common stock that we declared in July 2016, which is payable on September 19, 2016, to shareholders of record on September 9, 2016.
(4)	Reflects borrowings under our commercial paper program which are supported by our Global Credit Facility, and unsecured international lines of credit. As of July 2, 2016, we had an additional $852.5 million of unutilized capacity under our Global Credit Facility, after giving effect to outstanding commercial paper borrowings of $1.38 billion and standby letters of credit of $16.2 million. This remaining capacity is available to support additional borrowings under our commercial paper program.

(5)	The amount of the “As Adjusted” column of the above table is the U.S. dollar equivalent of the aggregate principal amount of the notes being offered hereby, which are recorded net of debt issuance costs, and translated from euro using an exchange rate of €1.00 = $1.1220, the September 13, 2016 closing euro/U.S. dollar exchange rate, as published by Bloomberg L.P.
(6)	Recorded net of unamortized debt issuance costs of $0.30 million.
(7)	Recorded net of unamortized debt issuance costs of $2.29 million.
(8)	Recorded net of unamortized debt issuance costs of $1.79 million.
(9)	Recorded net of unamortized debt issuance costs of $3.98 million.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes offered hereby supplements the description of the general terms of debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. In this “Description of the Notes” section, the terms “we,” “our,” “us” and “the Company” refer solely to V.F. Corporation (and not its subsidiaries). Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the accompanying prospectus or the Indenture referred to below.

General

The notes will be issued under an indenture, dated October 15, 2007, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture”), as supplemented by the supplemental indenture to be entered into among us, The Bank of New York Mellon Trust Company, N.A., as trustee, and The Bank of New York Mellon, London Branch, as paying agent (together with the Base Indenture, the “Indenture”). The Indenture and its associated documents, including the notes, contain the full legal text of the matters described in this section. The Indenture and the notes will be governed by, and construed and enforced in accordance with, the laws of the State of New York. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture.

The following description of the material provisions of the Indenture and the notes is a summary only. More specific terms, as well as the definitions of relevant terms, can be found in the Indenture, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), which is applicable to the Indenture and the notes. We have also included references in parentheses to certain sections of the Indenture. Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture.

Ranking

The notes are not secured by any of our property or assets. Accordingly, you are an unsecured creditor of the Company. The notes are not subordinated to any of the Company’s other debt obligations and therefore rank equally with all of the Company’s other unsecured and unsubordinated indebtedness.

The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any existing or future indebtedness and liabilities of our subsidiaries, none of which will guarantee the notes. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of a bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries’ indebtedness and other obligations and liabilities are paid in full. If that happens, we may not have sufficient assets remaining to pay the amounts due on any or all of the notes then outstanding. The Indenture does not limit our ability or the ability of any of our subsidiaries to issue additional debt.

As of July 2, 2016, we had total outstanding indebtedness of $2.81 billion, and an additional $852.5 million of unutilized capacity under our Global Credit Facility, after giving effect to outstanding commercial paper borrowings of $1.38 billion and standby letters of credit of $16.2 million.

The Indenture does not limit the incurrence of indebtedness by the Company or any of its subsidiaries. The Company and its subsidiaries may be able to incur substantial amounts of additional indebtedness in certain circumstances. Such indebtedness may be senior indebtedness and, subject to certain limitations, may be secured. See “—Covenants—Restrictions on Mortgages and Other Liens” below and “Risk Factors—Risks Related to the Notes”. The notes will be effectively subordinated to all of our existing and future secured debt and structurally subordinated to all existing and future liabilities of our subsidiaries. This may affect noteholders’ ability to receive payments on the notes.

Principal, Maturity and Interest

The notes will be our general, unsecured obligations. We will issue the notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The aggregate principal amount of the notes offered hereby will initially be limited to €850,000,000. However, the Indenture does not limit the aggregate principal amount of notes that we may issue, and we may issue additional notes in amounts that exceed the initial amount at any time having identical terms and conditions as the notes offered hereby, other than the date of issuance and, under certain circumstances, the first interest payment date and the date from which interest thereon will begin to accrue, without your consent and without notifying you; provided, however, that, if such additional notes are not fungible with the notes issued in this offering for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers, ISINs and/or Common Codes from the notes issued in this offering. Under the Indenture, the notes and any additional notes we may issue will be treated as a single series for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. We also may, without the consent of the holders, issue other series of debt securities under the Indenture in the future on terms and conditions different from the series of notes offered hereby.

The notes will mature on September 20, 2023, unless redeemed in whole or in part as described below under “—Optional Redemption.” The notes will not be subject to any mandatory redemption or sinking fund payments.

We may at any time and from time to time acquire the notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

The notes will bear interest at the rate per annum shown on the front cover of this prospectus supplement from September 20, 2016, payable annually in arrears on September 20, of each year, commencing September 20, 2017, to the persons in whose names the notes are registered at the close of business on the business day next preceding the relevant interest payment date, or in the event the notes cease to be held in the form of one or more global notes, at the close of business on the September 5 immediately prior to that interest payment date, whether or not a business day. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or September 20, 2016 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

We will pay the principal of and interest on each note to the registered holder in euros in immediately available funds. Notwithstanding anything to the contrary in this prospectus supplement or the accompanying prospectus, so long as the notes are in book-entry form, we will make payments of principal and interest through the paying agent.

Issuance in Euro; Payments on the Notes

Initial holders will be required to pay for the notes in euro, and all payments of principal of, the redemption price (if any), the repurchase price upon a Change of Control Repurchase Event (as defined below, if any), and interest and additional amounts (as defined below, if any), on the notes, will be payable in euros, provided, that if on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the Indenture. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Any references in this prospectus supplement to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth under this heading “—Issuance in Euro; Payments on the Notes.”

The September 13, 2016 closing euro/U.S. dollar exchange rate was €1.00 = U.S. $1.1220, as published by Bloomberg L.P. You will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors—Risks Related to the Notes.”

Listing

Application will be made to initially list the notes on The New York Stock Exchange. We expect trading in the notes on The New York Stock Exchange to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Paying Agent and Registrar

The Bank of New York Mellon, London Branch, will initially act as paying agent for the notes. The Bank of New York Mellon Trust Company, N.A. will initially act as registrar for the Notes. Upon notice to the trustee, we may change any paying agent or registrar.

Business Day

The term “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (2) for any payments to be made under the Indenture, such day shall also be a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments.

Optional Redemption

We may redeem the notes in whole or in part at any time. If the notes are redeemed before June 20, 2023 (the date three months prior to the maturity date of the notes (the “Make Whole Call Date”)), the redemption price will equal the greater of:

•	100% of the principal amount being redeemed; and

•	the sum calculated by the Company of the present value of the remaining scheduled payments of principal and interest on the notes to be redeemed if such notes matured on the Make Whole Call Date (excluding any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (assuming ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points, plus, in each case, accrued and unpaid interest, to, but excluding, the date of redemption.

If the notes are redeemed on or after the Make Whole Call Date, the redemption price for the notes will equal 100% of the principal amount of the notes then outstanding to be redeemed. The redemption price for the notes will include accrued interest on the notes being redeemed, to, but excluding, the date of redemption.

Installments of interest on the notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the notes and the Indenture.

Notice of any redemption will be mailed (or delivered by electronic transmission in accordance with the applicable procedures of Euroclear and Clearstream) at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless we default in payment of the redemption price on or after the redemption date, interest will cease to accrue on the notes called for redemption on the date of such redemption.

If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee pro rata or by lot, or otherwise in accordance with the applicable procedures of Clearstream and Euroclear.

The notes are also subject to redemption prior to maturity if certain events occur involving U.S. taxation. If any of these special tax events do occur, the notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption. See “—Redemption for Taxation Reasons.”

Definitions

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes (assuming, for this purpose, that the notes mature on the Make Whole Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the yield-to-maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay such additional amounts on the notes as are necessary in order that the net payment by us of the principal of, premium, if any, and interest on the notes to a beneficial owner who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge that is imposed by reason of the holder of a note (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights under the Indenture or the notes), including being or having been a citizen or resident of the United States, being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(c)	being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), or any successor provision; or

(d)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)	to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or beneficial owner of the notes to comply, to the extent it is legally able to do so, with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is requested with proper notice and required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(6)	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(7)	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(8)	to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(9)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7) and (8).

The notes will be subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Taxation Reasons”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any references in this prospectus supplement to principal, premium, interest or any other amount payable in respect of the notes shall be deemed to include additional amounts, as the context shall require. If we shall be obligated to pay any additional amounts with respect to any payment under or with respect to the notes, we will deliver to the trustee a certificate of an officer stating that such additional amounts shall be payable and the amounts so payable and setting forth such other information as is necessary to enable the trustee or other paying agent to pay such additional amounts to the holders of such notes on the payment date. We will make copies of such certificate, as well as copies of tax receipts or other documentation evidencing the payment of the associated taxes or other charges, available to the holders or beneficial owners of the notes upon written request.

Redemption for Taxation Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes and such obligation cannot be avoided by the use of reasonable measures available to us, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those notes to, but excluding, the date fixed for redemption.

Repurchase upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs with respect to the notes, unless we have exercised our right to redeem all the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of €1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased, to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail (or deliver by electronic transmission in accordance with the applicable procedures of Euroclear and Clearstream) a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or delivered by electronic transmission in accordance with the applicable procedures of Euroclear and Clearstream). The notice will, if mailed (or delivered by electronic transmission in accordance with the applicable procedures of Euroclear and Clearstream) prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in integral multiples of €1,000) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The trustee will promptly mail (or deliver by electronic transmission in accordance with the applicable procedures of Euroclear and Clearstream) to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, the Company will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if the notes have been or are called for redemption by the Company prior to it being required to deliver notice of the Change of Control Repurchase Event, and thereafter redeems all notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable offer to repurchase the notes upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, conditioned upon the consummation of the relevant Change of Control Repurchase Event, if a definitive agreement is in place for the applicable Change of Control at the time such offer to repurchase is made.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

Definitions

“Below Investment Grade Rating Event” means that the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance composed of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of VF Corporation and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than VF Corporation or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the then-outstanding number of shares of VF Corporation’s Voting Stock; (3) the consummation by VF Corporation of a consolidation with, or merger with or into, any person or entity, or the consummation by any person or entity of a consolidation with, or merger with or into, VF Corporation, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of VF Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of VF Corporation outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or entity immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of VF Corporation.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Inc., and its successors or any successor to its rating agency business.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB-or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services or any successor to its rating agency business.

“Voting Stock” means, with respect to any specified person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Modification and Waiver

There are three types of changes that can be made to the Indenture and the notes:

•	Changes requiring your approval. First, the consent of each affected note holder is required to:

•	change the stated maturity of the principal or interest on a note;

•	reduce any amounts due on a note;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following a default;

•	change the place or currency of payment on a note;

•	impair your right to sue for payment;

•	reduce the percentage of holders of notes whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (See Section 9.02 of the Base Indenture)

•	Changes requiring a majority vote. The second type of change to the Indenture and the notes requires a vote in favor by holders of notes owning a majority of the outstanding aggregate principal amount of each series of notes affected. Most changes fall into this category. A majority vote would also be required for us to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the notes listed in the first category described above under “—Changes requiring your approval” unless we obtain your individual consent to the waiver. (See Sections 5.13 and 9.02 of the Base Indenture)

•	Changes not requiring holder approval. The third type of change does not require any vote by holders of notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes. (See Section 9.01 of the Base Indenture)

Notes will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have deposited or set aside in trust for you money for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased as described under “—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding notes of that series on the record date and must be taken within 180 days following the record date. We may shorten or lengthen (but not beyond 180 days) this period from time to time. (See Section 1.04 of the Base Indenture)

Covenants

In the Indenture, we agree to restrictions that limit our and our subsidiaries’ ability to create liens or enter into sale and leaseback transactions.

Restrictions on Mortgages and Other Liens

We will not, nor will we permit any Subsidiary (as defined below) to, issue, assume or guarantee any debt secured by a Mortgage (as defined below) upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (as defined below) without providing that the notes (together with, if we so determine, any other indebtedness of or guaranteed by us or such Restricted Subsidiary ranking equally with the notes then existing or thereafter created) will be secured equally and ratably with such debt, except that the foregoing restrictions do not apply to:

(i)	Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii)

Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition, completion of such improvements or construction, or commencement of full operation of such property;

(iii)	Mortgages securing debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

(iv)	Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;

(v)	Mortgages on our property or that of a Restricted Subsidiary in favor of the United States or any state or political subdivision thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);

(vi)	Mortgages existing on the date of the Indenture; and

(vii)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.

Notwithstanding the above, we or our Subsidiaries may, without securing the notes, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured debt permitted under the foregoing exceptions) does not exceed 15% of the shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the previous fiscal year. (See Section 10.08 of the Base Indenture)

Restrictions on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless:

(i)	the Company or such Restricted Subsidiary would be entitled under the Indenture to issue, assume or guarantee debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the notes, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described above under “—Restrictions on Mortgages and Other Liens,” or

(ii)	the Company applies, within 90 days of the effective date of such sale and leaseback transaction, an amount in cash equal to such Attributable Debt to the retirement (other than mandatory retirement or by way of payment at maturity) of non-subordinated debt of the Company or a Restricted Subsidiary which by its terms matures at, or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee, to a date more than twelve months after the date of the creation of such debt. (See Section 10.09 of the Base Indenture)

The restrictions described above do not apply to:

(i)	such transactions involving leases with a term of up to three years,

(ii)	leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

(iii)	leases of any Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Definitions

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Mortgage” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means any manufacturing plant or facility located within the United States (other than its territories and possessions) owned by the Company or any Subsidiary, except any such plant or facility which, in the opinion of the board of directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary which owns or leases any Principal Property.

“Subsidiary” means any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is directly or indirectly owned or controlled by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

See Section 1.01 of the Base Indenture.

Mergers and Similar Events

We may not consolidate with or merge into any other person (as defined in Section 1.01 of the Base Indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:

(i)	the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes our obligations on the notes and under the Indenture;

(ii)	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

(iii)	after giving effect to such transaction, neither we nor the successor person, as the case may be, would have outstanding indebtedness secured by any mortgage or other encumbrance prohibited by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the notes equally and ratably with (or prior to) any indebtedness secured thereby. (See Section 8.01 of the Base Indenture)

Defeasance

Full Defeasance

If there is a change in U.S. federal income tax law or an Internal Revenue Service ruling, as described below, we can legally release ourselves from any payment or other obligations on the notes (this is called “full defeasance”) if, among other things:

•	we deposit in trust for the benefit of all direct holders of the notes cash in euros or euro-denominated European Government Obligations (defined below) or a combination thereof that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the notes as such payments become due;

•	there is a change in U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing the beneficial owners of the notes to be taxed on the notes any differently than if we did not make the deposit and simply repaid the notes; and

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we accomplish full defeasance, you would have to rely solely on the trust deposit for all payments on the notes. You could not look to us for payment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we became bankrupt or insolvent.

Covenant Defeasance

Under current U.S. federal income tax law, if we make the type of trust deposit described above, we can be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the benefit of those restrictive covenants but would gain the protection of having cash in euros or euro-denominated European Government Obligations or a combination thereof set aside in trust to repay the notes. In order to achieve covenant defeasance, we must:

•	deposit in trust for the benefit of all direct holders of the notes cash in euros or euro-denominated European Government Obligations or a combination thereof that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the notes as such payments become due; and

•	deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the beneficial owners of the notes to be taxed on the notes any differently than if we did not make the deposit and simply repaid the notes.

If we accomplish covenant defeasance, the following provisions of the Indenture and the notes would no longer apply:

•	our obligations regarding the conduct of our business described above under “—Covenants,” and any other covenants applicable to the notes described in this prospectus supplement;

•	the conditions to our engaging in a merger or similar transaction, as described above under “—Covenants—Mergers and Similar Events”; and

•	the events of default relating to breaches of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under “—Events of Default.”

If we accomplish covenant defeasance, you can still look to us for repayment of the notes in the event of a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the notes become immediately due and payable, such a shortfall could arise. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (See Sections 13.03 and 13.04 of the Base Indenture)

“European Government Obligations” means any security that is (1) a direct obligation of the Federal Republic of Germany or any country that is a member of the European Monetary Union whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency on the date of the Indenture, for the payment of which the full faith and credit of the Federal Republic of Germany or such country, respectively, is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany or any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany or such country, respectively, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection. The term “event of default” means any of the following:

•	we do not pay interest on a note within 30 days of its due date;

•	we do not pay the principal or any premium on a note on its due date;

•	we remain in breach of a restrictive covenant or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by the trustee or holders of 10% of the outstanding aggregate principal amount of the notes;

•	we default under any other indebtedness having an aggregate principal amount outstanding of $100,000,000 or more in the aggregate, our obligation to repay is accelerated, and this repayment obligation remains accelerated for ten days after we receive a notice of default under the notes as described in the previous bullet point; or

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

See Section 3.01 of the Base Indenture.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of 25% in outstanding aggregate principal amount of the notes may declare the entire principal amount of all the notes to be due and immediately payable. This is called a “declaration of acceleration of maturity.” If an event of default occurs because of certain events of bankruptcy, insolvency or reorganization, the principal amount of all outstanding notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of a majority in aggregate outstanding principal amount of the notes. (See Section 5.02 of the Base Indenture)

Except in cases of an event of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (an “indemnity”). (See Section 6.03 of the Base Indenture) If reasonable indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the Indenture. (See Section 5.12 of the Base Indenture)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of 25% in aggregate principal amount of all the outstanding notes must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the holders of a majority in aggregate principal amount of all the outstanding notes must not have given the trustee any direction inconsistent with that request; and

•	the trustee must have not taken action for 60 days after the receipt of the above notice and offer of indemnity. (See Section 5.07 of the Base Indenture)

You are, however, entitled at any time to bring a lawsuit for the payment of amounts due on your notes on or after the relevant due date. (See Section 5.08 of the Base Indenture)

The trustee, within 90 days after the occurrence of a default (meaning the events specified above without grace periods) with respect to the notes, will give to the holders of the notes notice of all uncured defaults known to it, provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any note, or in the deposit of any sinking fund payment with respect to any notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes. (See Section 6.02 of the Base Indenture)

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the notes, or specifying the nature of any default. We will also notify the trustee if we become aware of the occurrence of any default and the steps to cure such default. (See Section 10.04 of the Base Indenture).

Book-Entry System; Delivery and Form; Global Note

The notes will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except under the circumstance described below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described in this prospectus supplement under “—Issuance in Euro; Payments on the Notes.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the notes held by you. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants. Distributions with respect to interests in the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

The information in this section concerning Clearstream and Euroclear’s respective book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearance and Settlement Procedures. We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If,

•	Clearstream or Euroclear is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have approved a qualified successor within 90 days; or

•	upon the request of a holder upon the occurrence and continuance of an event of default with respect to the notes entitling the holders to accelerate the maturity thereof,

we will issue notes in definitive form in authorized denominations in exchange for, all or part, as the case may be, the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or relevant agent of ours or the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine in our discretion that the notes shall no longer be represented by a global note, in which case we will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

Regarding the Trustee

The trustee’s current address is The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway, Jacksonville, Florida 32256.

The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. (See Section 6.01 of the Base Indenture)

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the company or any affiliate. If it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (See Sections 6.08 and 6.13 of the Base Indenture)

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

When considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which any of the issuer or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring and/or holding the notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. Nothing herein shall be construed as a representation that an investment in the notes would meet any or all of the relevant legal requirements with respect to investment by, or that such an investment is appropriate for, Plans generally or any particular Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•	purchased by those initial investors who purchase such notes in this offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to investors in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or to investors subject to special rules, such as:

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	certain former citizens and long-term residents of the United States;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a straddle or other integrated transaction for U.S. federal income tax purposes, or persons entering into a constructive sale with respect to the notes;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of the notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, in each case as in effect on the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Potential Contingent Payment Debt Treatment

Under certain circumstances, the Company may pay amounts on the notes in excess of the stated interest and principal payable on the notes or may pay amounts prior to the normally scheduled payment dates. In particular, upon the occurrence of a Change of Control Repurchase Event, the Company would generally be required to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, as described under “Description of the Notes—Repurchase upon Change of Control Repurchase Event.” The Company intends to take the position that the possibility that it may be required to make these payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. The Company’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully takes a contrary position, U.S. Holders would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. In addition, U.S. Holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

A U.S. Holder that uses the cash method of tax accounting and that receives a payment of interest (or receives proceeds from a sale, exchange or other disposition attributable to accrued interest) in euro will be required to include in income the U.S. dollar value of the euro payment (determined based on the spot rate on the date the payment is received), and this U.S. dollar value will be the U.S. Holder’s tax basis in the euro received.

A U.S. Holder that uses the accrual method of tax accounting will be required to include in income the U.S. dollar value of the amount of interest income that accrues with respect to a note during an accrual period. The U.S. dollar value of the accrued income will generally be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder that uses the accrual method of tax accounting may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. An accrual method U.S. Holder will generally recognize any foreign currency gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date the interest payment (or proceeds from a sale, exchange or other disposition attributable to accrued interest) is actually received. The amount of ordinary income or loss recognized will generally equal the difference between the U.S. dollar value of the euro payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). The U.S. Holder’s tax basis in the euro received will generally equal its U.S. dollar value based on the spot rate on the date the payment is received. As discussed below under “—Sale, Exchange or Other Taxable Disposition of the Notes,” the amount of foreign currency gain or loss recognized with respect to accrued but unpaid interest upon a taxable disposition of a note may be limited by the total amount of gain or loss realized upon such disposition.

Sale, Exchange or Other Taxable Disposition of the Notes

A U.S. Holder’s tax basis in a note will generally be the U.S. dollar value of the euro amount paid for the note, determined on the date of the purchase. A U.S. Holder who purchases a note with previously owned euro will generally recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the euro and the U.S. dollar value of the note on the date of purchase. If the notes are traded on an established securities market (as determined under applicable regulations), a cash method taxpayer who buys a note will have a tax basis in the note equal to the U.S. dollar value of the euro amount paid for the note, determined on the settlement date, and such a taxpayer will recognize ordinary income or loss on any previously purchased euro based on such value. An accrual method taxpayer may elect the same treatment for all purchases (and sales, as discussed below) of notes traded on an established securities market. This election by accrual method taxpayers cannot be changed without the consent of the IRS.

Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above. If a note is sold, exchanged or otherwise disposed of in a taxable transaction for an amount denominated in euro, a U.S. Holder’s amount realized generally will equal the U.S. dollar value of the euro received in the sale, exchange or other taxable disposition calculated at the exchange rate in effect on the date of the disposition. If the notes are traded on an established securities market (as determined under applicable regulations), a cash method taxpayer who buys or sells a note is required to translate units of euro paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale and an accrual method taxpayer may elect the same treatment for all purchases and sales of notes. This election by accrual method taxpayers cannot be changed without the consent of the IRS. Except to the extent of foreign currency gain or loss (as described below), gain or loss recognized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

A U.S. Holder may recognize foreign currency gain or loss upon the sale, exchange or other taxable disposition of a note as a result of fluctuations in the euro-U.S. dollar exchange rate. Gain or loss attributable to such fluctuations will equal the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price in euro of the note, determined using the spot rate on the date the note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder’s purchase price in euro of the note, determined using the spot rate on the date the U.S. Holder acquired the note (or, possibly, in the case of cash method or electing accrual method taxpayers, the settlement dates of such disposition and purchase, if the note is treated as traded on an established securities market as discussed above). The foreign currency gain or loss (together with any foreign currency gain or loss with respect to accrued but unpaid interest) will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or other taxable disposition of the note. Any such gain or loss generally will be ordinary income or loss. If a U.S. Holder recognizes a loss upon a sale, exchange or other taxable disposition of a note and such loss is above certain thresholds (which thresholds are, in the case of individuals and trusts, significantly lower for foreign currency losses than for other loss transactions), the U.S. Holder may be required to file a disclosure statement with the IRS. U.S. Holders should consult their tax advisors regarding this reporting obligation.

A U.S. Holder will have a tax basis in any euro received on the sale, exchange or other taxable disposition of a note equal to the U.S. dollar value of the euro, determined on the date of receipt of the euro. If a U.S. Holder purchases euros and uses the euros to acquire notes, the tax basis of the euros will generally be the U.S. dollar value of the euros on the date of purchase. Any gain or loss realized by a U.S. Holder on a sale or other taxable disposition of euro (including its exchange for U.S. dollars) will generally be treated as ordinary income or loss.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, except with respect to a U.S. Holder that establishes that it is an exempt recipient. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to timely provide its correct taxpayer identification number to the applicable withholding agent and to comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of a note.

Payments on the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA,” payments of principal, interest and premium on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

•	such Non-U.S. Holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

•	such Non-U.S. Holder certifies on a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, under penalties of perjury, that it is not a United States person; and

•	such interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States as described below.

If a Non-U.S. Holder cannot satisfy one of the first three requirements described above, and interest on the notes is not exempt from withholding because such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States as described below, payments of interest on the notes will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable treaty.

Sale, Exchange or Other Taxable Disposition of the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on a sale, retirement, redemption or other taxable disposition of a note, unless the gain is effectively connected with its conduct of a trade or business in the United States as described below, although any amounts attributable to accrued interest will be treated as described above under “—Payments on the Notes.”

Effectively Connected Income

If interest or gain on a note is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), the Non-U.S. Holder will generally be taxed on such interest or gain in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, the Non-U.S. Holder will be exempt from the withholding tax on interest discussed above, although it will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including with respect to corporate Non-U.S. Holders the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a retirement or redemption) of the notes and the Non-U.S. Holder may be subject to backup withholding on payments of interest on the notes or on the proceeds from a sale or other disposition (including a retirement or redemption) of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the notes and, beginning in 2019, on payments of the proceeds of a sale or other disposition (including a retirement or redemption) of the notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the notes.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement among us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount
Barclays Bank PLC	€238,000,000
HSBC Bank plc	221,000,000
J.P. Morgan Securities plc	195,500,000
Citigroup Global Markets Limited	25,500,000
Goldman, Sachs & Co.	25,500,000
ING Bank N.V., Belgian Branch	25,500,000
Morgan Stanley & Co. International plc	25,500,000
Banco Santander, S.A.	8,500,000
BNP Paribas	8,500,000
Credit Suisse Securities (Europe) Limited	8,500,000
Merrill Lynch International	8,500,000
Mizuho International plc	8,500,000
PNC Capital Markets LLC	8,500,000
SunTrust Robinson Humphrey, Inc.	8,500,000
TD Securities (USA) LLC	8,500,000
U.S. Bancorp Investments, Inc.	8,500,000
UniCredit Bank AG	8,500,000
Wells Fargo Securities International Limited	8,500,000

Total	€850,000,000

The underwriting agreement provides that the underwriters will purchase all of the notes being sold pursuant to the underwriting agreement if any of them are purchased.

We have been advised that the underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total).

Paid by us
Per note	0.500%
Total	€4,250,000

In the underwriting agreement, we have agreed that:

•	we will pay our expenses related to the offering, which we estimate will be approximately $1.6 million.

•	we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of

In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(1)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative or representatives nominated by us for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and the expression “Prospectus Directive” includes any relevant implementing measure in the Relevant Member State.

Each underwriter has:

•	only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

•	complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We intend to apply to list the notes on The New York Stock Exchange. The listing application will be subject to approval by The New York Stock Exchange. We expect trading in the notes on The New York Stock Exchange to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. There is currently no established trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the notes without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the issue of the notes, the Stabilizing Manager (or any person acting on its behalf) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager (or persons acting on behalf of the stabilizing manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the notes and 60 days after the date of the allotment of the notes. The underwriters have advised us that any stabilization action commenced will be carried out in accordance with applicable laws and regulations.

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business. Specifically, affiliates of Barclays Bank PLC, HSBC Bank plc and J.P. Morgan Securities plc are lenders under our Global Credit Facility. In addition, an affiliate of J.P. Morgan Securities plc serves as Administrative Agent under the Global Credit Facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of VF and/or persons and entities with relationships with VF. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

We expect delivery of the notes will be made against payment therefor on or about September 20, 2016, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade, to prevent failed settlement and should consult their own advisers.

LEGAL MATTERS

The validity of the notes offered hereby and certain matters relating thereto will be passed upon on behalf of V.F. Corporation by Laura C. Meagher, Vice President, General Counsel and Secretary of V.F. Corporation and by Davis Polk & Wardwell LLP, New York, New York, special counsel to the Company, and certain legal matters with respect to the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Davis Polk & Wardwell LLP and Simpson Thacher & Bartlett LLP will rely on the opinion of Laura C. Meagher as to matters of Pennsylvania law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended January 2, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

VF Corporation

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer from time to time in one or more offerings common stock, preferred stock, debt securities, warrants, purchase contracts or units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell the securities through underwriters or dealers, directly to other purchasers or through agents. The accompanying prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the securities in respect of which this prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

Our Common Stock is listed on the New York Stock Exchange under the symbol “VFC”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in these securities involves certain risks. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2014

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

VF CORPORATION

V.F. Corporation, organized in 1899, is a worldwide leader in the manufacturing and distribution of branded lifestyle apparel, footwear and related products. Unless the context indicates otherwise, the terms “VF,” “the Company,” “we,” “us” and “our” used herein refer to V.F. Corporation and its consolidated subsidiaries.

Our vision is to grow by building leading lifestyle brands that excite consumers around the world. Lifestyle brands enable us to forge close connections with consumers through inspirational and performance-based products that enhance their specific activities, areas of interest and ability to express their own individualism. Our lifestyle brands include The North Face®, Vans®, Timberland®, Nautica®, Kipling®, 7 For All Mankind®, Napapijri®, Reef®, Splendid® and Ella Moss®. We continue to invest in all of our businesses through geographic expansion, product innovation, consumer research, marketing and our direct-to-consumer infrastructure, including retail store openings, e-commerce and omni-channel retailing.

VF is highly diversified — across brands, product categories, channels of distribution, geographies and consumer demographics. We own a broad portfolio of brands in the outerwear, footwear, jeanswear, backpacks, luggage, sportswear, occupational and performance apparel categories. These products are marketed to consumers shopping in specialty stores, upscale and traditional department stores, national chains, mass merchants and our own direct-to-consumer operations. Revenues from our direct-to-consumer business, which includes VF-operated stores and e-commerce sites, represented 22% of total VF revenues in 2013. VF derived 38% of its 2013 revenues from outside the U.S., primarily in Europe, Asia, Canada, Latin America and Mexico. Many of our brands sell products in countries through licensees, distributors and independently-operated partnership stores. To provide diversified products across multiple channels of distribution in different geographic areas, we balance efficient and flexible owned manufacturing with sourcing of finished goods from independent contractors. We utilize state-of-the-art technologies for inventory replenishment that enable us to effectively and efficiently get the right assortment of products that match consumer demand.

For both management and internal financial reporting purposes, VF is organized by groupings of businesses called “coalitions” that consist of the following: Outdoor & Action Sports, Jeanswear, Imagewear, Sportswear and Contemporary Brands. These coalitions are our reportable segments for financial reporting purposes. Coalition management has the responsibility to build and operate their brands, with certain financial, administrative and systems support and disciplines provided by central functions within VF.

Our lifestyle business is represented by brands included in the Outdoor & Action Sports, Sportswear and Contemporary Brands Coalitions, which have the greatest potential in our portfolio to achieve higher long-term revenue, profit growth and profit margins compared to our other businesses. VF’s Jeanswear and Imagewear Coalitions have demonstrated historically strong levels of profitability and cash flow but lower revenue growth rates.

Our principal executive offices are located at 105 Corporate Center Boulevard, Greensboro, North Carolina 27408, and our telephone number is (336) 424-6000. We maintain a website at www.vfc.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 10-K for the fiscal year ended December 28, 2013, filed with the SEC on February 26, 2014, as updated by our quarterly reports on Form 10-Q and our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) filed after such annual report. The risk factors we have described are not the only ones we face. Our operations could also be impaired by additional risks and uncertainties. If any of these risks and uncertainties develops into actual events, our business, financial condition and results of operations could be materially and adversely affected. Additional risks may be included in a prospectus supplement relating to a particular series or offering of securities.

WHERE YOU CAN FIND MORE INFORMATION

All periodic and current reports, registration statements and other filings that VF is required to file or furnish to the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, are available free of charge from the SEC’s website (http://www.sec.gov) and public reference room at 100 F Street, NE, Washington, DC 20549 and on VF’s website at http://www.vfc.com. Such documents are available as soon as reasonably practicable after electronic filing of the material with the SEC. Information on the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

(a) Annual Report on Form 10-K for the year ended December 28, 2013;

(b) Quarterly Reports on Form 10-Q for the quarterly period ended March 29, 2014 and June 28, 2014;

(c) Annual Proxy Statement filed on March 21, 2014 (solely to the extent specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 28, 2013); and

(d) Current Report on Form 8-K filed on April 22, 2014.

Copies of these reports may also be obtained free of charge upon written or oral request to the Secretary of VF Corporation, P.O. Box 21488, Greensboro, NC 27420, (336) 424-6000.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

From time to time, VF may make oral or written statements, including statements in this quarterly report that constitute “forward-looking statements” within the meaning of the federal securities laws. These include statements concerning plans, objectives, projections and expectations relating to VF’s operations or economic performance, and assumptions related thereto. Forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. Forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements.

Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in prospectus include, but are not limited to, the overall level of consumer demand for apparel; fluctuations in the price, availability and quality of raw materials and contracted products; disruption to VF’s distribution system; disruption and volatility in the global capital and credit markets; VF’s reliance on a small number of large customers; the financial strength of VF’s customers; VF’s response to changing fashion trends; increasing pressure on margins; VF’s ability to implement its growth strategy; VF’s ability to grow its international and direct-to-consumer businesses; VF and its customers’ ability to maintain the strength and security of its information technology systems; adverse unseasonable weather conditions; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; maintenance by VF’s licensees and distributors of the value of VF’s brands; foreign currency fluctuations; changes in tax liabilities; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the Securities and Exchange Commission, including VF’s Annual Report on Form 10-K.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, VF will use the proceeds it receives from the offered securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing other debt or other capital transactions. Net proceeds of any offering may be temporarily invested prior to use. The application of proceeds will depend upon the funding requirements of VF at the time and the availability of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended		Fiscal Years
	June 28, 2014	June 29, 2013
			2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges(1)	6.9x	6.5x	9.3x	8.4x	8.4x	6.4x	5.5x

(1)	For purposes of this ratio, earnings are based on income before income taxes, adjusted for (income) loss attributable to noncontrolling interests, amortization of capitalized interest, fixed charges and income from equity method investments. Fixed charges consist of interest and debt expense, including amortization of debt discount and expenses, capitalized interest and one-third of rent expense (excluding contingent rent expense), which represents a reasonable approximation of the interest factor of such rent expense.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock is based upon our articles of incorporation, which were restated as of October 21, 2013 (the “Articles of Incorporation”), our amended and restated by-laws, which were amended as of February 27, 2013 (the “By-laws”) and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and By-laws below. The summary is not complete. The Articles of Incorporation and By-laws are incorporated by reference in the registration statement of which this prospectus is a part and were filed with the SEC as exhibits to our Current Report on Form 8-K dated October 21, 2013, in the case of the Articles of Incorporation, and our Annual Report on Form 10-K for the year ended December 29, 2012 filed on February 27, 2013, in the case of the By-laws. You should read the Articles of Incorporation and By-laws for the provisions that are important to you.

Certain provisions of the Pennsylvania Business Corporation Law, as amended (the “BCL”), the Articles of Incorporation and By-laws could have the effect of delaying, deferring or preventing a tender offer, change in control or the removal of existing management that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Articles of Incorporation authorizes us to issue 1,200,000,000 shares of common stock, without par value, and 25,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

As of July 26, 2014, there were 431,100,626 shares of common stock issued and outstanding which were held of record by 3,704 shareholders. The holders of common stock are entitled to one vote per share (which is non-cumulative) on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of VF, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., P.O. Box 43126, Providence, Rhode Island 02940.

Preferred Stock

Under the Articles of Incorporation, the board of directors is authorized to provide for the issuance of up to 25,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such voting powers, full or limited and the number of votes per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be established in or pursuant to the resolution or resolutions providing for the issue thereof to be adopted by the board of directors. Prior to the issuance of each series of preferred stock, the board of directors will adopt resolutions creating and designating such series as a series of preferred stock. As of July 26, 2014, there were no shares of preferred stock outstanding.

Certain Provisions of the Articles of Incorporation, the By-laws and Pennsylvania Law

Advance Notice of Proposals and Nominations

Notices of shareholder proposals and nominations for election of directors may be made by any shareholder entitled to vote only if written notice is given by the shareholder and received by the secretary of the Company not less than 120 days before the anniversary of the date the Company mailed its proxy materials for the prior year’s annual meeting of shareholders.

Supermajority Voting Provisions

Certain provisions of our Articles of Incorporation and By-laws require a greater percentage shareholders’ vote than a majority of the shares cast at a meeting at which a quorum of shareholders is present. For example, removal of directors requires approval by 80% of the votes which all shareholders would be entitled to cast at any election of directors; our By-laws and Articles of Incorporation may only be amended, altered, repealed or new By-laws or Articles adopted upon approval by at least 80% of the votes entitled to be cast by shareholders, unless the change was proposed by a majority of the “disinterested directors” (as defined in the By-laws), in which case only a majority approval vote is required, or unless the change was approved by a majority vote of the disinterested directors.

Certain Anti-Takeover Effects of Pennsylvania Law

We are subject to Subchapter F of Chapter 25 of the BCL. Subchapter F applies to a transaction between a publicly traded corporation and an interested shareholder (defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock). Subchapter F prohibits such a corporation from engaging in a “business combination” (as defined in the BCL) with an interested shareholder unless (i) the board of directors of such corporation gives approval to the proposed transaction or gives approval to the interested shareholder’s acquisition of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (the “Share Acquisition Date”), (ii) the interested shareholder owns at least 80% of the stock of such corporation entitled to vote in an election of directors of such corporation and, no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed transaction and shareholders receive a minimum “fair price” for their shares (as set forth in the BCL) in the transaction and the other conditions of Subchapter F are met, (iii) holders of all outstanding shares of common stock of the corporation approve the transaction, (iv) no earlier than five years after the Share Acquisition Date, a majority of the holders of the remaining shares entitled to vote in an election of directors approve the transaction, or (v) no earlier than five years after the Share Acquisition Date, a majority of all holders of the shares of the corporation approve the transaction, all shareholders receive a minimum “fair price” for their shares (as set forth in the BCL) and the other conditions of Subchapter F are met.

Under certain circumstances, Subchapter F of the BCL makes it more difficult for an interested shareholder to effect various business combinations with a corporation by imposing additional time delays and higher voting requirements with respect to such transactions. The provisions of Subchapter F should encourage persons interested in acquiring us to negotiate in advance with our board of directors, since the five-year delay and higher shareholder voting requirements would not apply if such person, prior to acquiring 20% of our voting shares, obtained the approval of our board for such acquisition or for the proposed business combination transaction.

Subchapter F of the BCL will not prevent a hostile takeover of VF. It may, however, make more difficult or discourage a takeover of VF or the acquisition of control of VF by a significant shareholder and thus the removal of incumbent management. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Subchapter F but in which shareholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.

We are also subject to Section 2538 of Subchapter D of Chapter 25 of the BCL and Subchapter E of Chapter 25 of the BCL. Section 2538 requires the approval of a majority of the disinterested shareholders with respect to certain transactions between an “interested shareholder” (as defined in Section 2538) and a publicly traded corporation unless certain procedural requirements are satisfied. Subchapter E of Chapter 25 of the BCL requires a “controlling person,” defined generally as a person who acquires 20% or more of the voting shares of a publicly traded corporation, to offer to purchase the shares of all other shareholders at “fair value” (determined as provided in Subchapter E). Fair value for this purpose is defined as a value not less than the highest price paid per share by the controlling person during the 90-day period ending on and including the date the controlling person acquired 20% or more of the voting shares of the corporation, plus any control premium that is not already reflected in such price.

Subchapter G of Chapter 25 of the BCL also contains certain provisions applicable to a publicly traded corporation pursuant to which, under certain circumstances, “control shares” (as defined in the BCL) lose voting rights until restored by a vote of a majority of disinterested shares and a majority of the outstanding shares. The corporation may redeem the control shares if the acquiring person does not request restoration of voting rights. Subchapter H of Chapter 25 of the BCL requires the disgorgement of profits realized from the deposition of certain stock occurring 18 months after a person or group becomes a “controlling person” or group (as defined in the BCL). Subchapter I of Chapter 25 of the BCL mandates severance compensation for eligible employees whose employment is terminated within a certain period following a restoration of voting rights to control shares under Subchapter G of Chapter 25. We have opted out of the provisions contained in Subchapters G, H and I of Chapter 25 of the BCL.

DESCRIPTION OF PREFERRED STOCK

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus, including, without limitation:

•	the specific designation and number of shares to be issued;

•	the stated value per share of such preferred stock;

•	the initial public offering price at which shares of such series of preferred stock will be sold;

•	the annual rate of dividends on such preferred stock during the initial dividend period with respect thereto and the date on which such initial dividend period will end;

•	the dividend rate or rates (or method of calculation);

•	whether dividends will be cumulative or non-cumulative;

•	the minimum and maximum applicable rate for any dividend period;

•	the dates on which dividends will be payable, the date from which dividends will accrue and the record dates for determining the holders entitled to such dividends;

•	any redemption or sinking fund provisions; and

•	any additional dividend, redemption, liquidation or other preference or rights and qualifications, limitations or restrictions of such preferred stock.

Our board is authorized, subject to limitations prescribed by law, to provide by resolution for the issuance from time to time of preferred stock in one or more series, any or all of which may have full, limited, multiple, fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights as shall be stated in the resolution or resolutions adopted by the board. Each share of preferred stock will, when issued, be fully paid and non-assessable. The preferred stock will have no preemptive rights.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an Indenture (the “Indenture”) which we entered into with The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), on October 15, 2007 and will be our unsecured obligations. The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized herein certain terms and provisions of the Indenture. The summary is not complete. The Indenture is incorporated by reference to the registration statement of which this prospectus is a part. You should read the Indenture for the provisions which may be important to you. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, and the laws of the state of New York. We have also included references in parentheses to certain sections of the Indenture. Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture.

We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•	the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates;

•	the place or places where principal of (and premium, if any) and interest on the debt securities shall be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	if applicable, the price at which, the periods within which, and the terms and conditions upon which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed;

•	if applicable, the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional);

•	the portion of the principal amount of the debt securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof;

•	the currency of payment of principal of and premium, if any, and interest on the debt securities;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest on the debt securities; and

•	any other terms of the debt securities. (Section 3.01)

Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities are to be issued as registered securities without coupons in denominations of $1,000 and any multiple thereof. No service charge will be made for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

Debt securities may be issued under the Indenture as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto. As defined in the Indenture, “original issue discount securities” means any debt securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. (Section 1.01)

Modification of the Indenture

There are three types of changes that can be made to the Indenture and the debt securities:

•	Changes requiring your approval. First, the consent of each affected noteholder is required to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (Section 9.02)

•	Changes requiring a majority vote. The second type of change to the Indenture and the debt securities requires a vote in favor by holders of debt securities owning a majority of the outstanding aggregate principal amount of the series of debt securities affected. Most changes fall into this category. A majority vote would also be required for us to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Sections 5.13 and 9.02)

•	Changes not requiring holder approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities. (Section 9.01)

Debt securities will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken, that vote or action may be taken only by persons who are holders of outstanding securities on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 1.04)

Covenants

Restrictions on Mortgages and Other Liens

We will not, nor will we permit any Subsidiary (as defined below) to, issue, assume or guarantee any debt secured by a Mortgage (as defined below) upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (as defined below) without providing that the debt securities (together with, if we so determine, any other indebtedness of or guaranteed by us or such Restricted Subsidiary ranking equally with the debt securities then existing or thereafter created) will be secured equally and ratably with such debt, except that the foregoing restrictions do not apply to:

(i) Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii) Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition, completion of such improvements or construction, or commencement of full operation of such property;

(iii) Mortgages securing debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

(iv) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;

(v) Mortgages on our property or that of a Restricted Subsidiary in favor of the United States or any state or political subdivision thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);

(vi) Mortgages existing on the date of the Indenture; and

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.

Notwithstanding the above, we or our Subsidiaries may, without securing the debt securities, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured debt permitted under the foregoing exceptions) does not exceed 15% of the shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the previous fiscal year. (Section 10.08)

Restrictions on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property are prohibited unless:

(i) the Company or such Restricted Subsidiary would be entitled under the Indenture to issue, assume or guarantee debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described above under “Restrictions on Mortgages and Other Liens,” or

(ii) the Company applies an amount in cash equal to such Attributable Debt to the retirement of non-subordinated debt of the Company or a Restricted Subsidiary. (Section 10.09)

The restrictions described above do not apply to:

(i) such transactions involving leases with a term of up to three years,

(ii) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

(iii) leases of any Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Definitions

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease.

“Mortgage” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means any manufacturing plant or facility located within the United States (other than its territories and possessions) owned by the Company or any Subsidiary, except any such plant or facility which, in the opinion of the board of directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary which owns or leases any Principal Property.

“Subsidiary” means any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is directly or indirectly owned or controlled by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

Mergers and Similar Events

We may not consolidate with or merge into any other person (as defined in the Indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:

(a) the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes our obligations on the debt securities and under the Indenture;

(b) after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

(c) after giving effect to such transaction, neither we nor the successor person, as the case may be, would have outstanding indebtedness secured by any mortgage or other encumbrance prohibited by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the debt securities equally and ratably with (or prior to) any indebtedness secured thereby. (Section 8.01)

Defeasance

Full Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (this is called “full defeasance”) if:

•	we deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	there is a change in U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities; and

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 13.02 and 13.04)

If we accomplished full defeasance, you would have to rely solely on the trust deposit for all payments on the debt securities. You could not look to us for payment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we became bankrupt or insolvent.

Covenant Defeasance

Under current U.S. federal income tax law, if we make the type of trust deposit described above, we can be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the benefit of those restrictive covenants but would gain the protection of having money and/or notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must:

•	deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities.

If we accomplish covenant defeasance, the following provisions of the Indenture and the debt securities would no longer apply:

•	our obligations regarding the conduct of our business described above under “Covenants,” and any other covenants applicable to the debt securities described in the applicable prospectus supplement;

•	the conditions to our engaging in a merger or similar transaction, as described above under “Mergers and Similar Events”; and

•	the events of default relating to breaches of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under “Events of Default.”

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities in the event of a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, such a shortfall could arise. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 13.03 and 13.04)

Events of Default and Notice Thereof

When we use the term “Event of Default” in the Indenture with respect to the debt securities of any series, here are some examples of what we mean:

•	failure to pay principal of (or premium, if any) on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	failure to perform any other covenant in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the debt securities outstanding and affected thereby;

•	acceleration of any debt aggregating in excess of $100,000,000 (including debt securities of any series other than that series), if such acceleration has not been rescinded or annulled within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities of such series;

•	certain events in bankruptcy, insolvency or reorganization of the Company; and

•	any other Event of Default provided with respect to debt securities of such series. (Section 5.01)

If an Event of Default with respect to debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind or annul such declaration and its consequences. (Section 5.02)

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due upon the occurrence of any Event of Default and the continuation thereof.

The trustee, within 30 days after the occurrence of a default with respect to any series of debt securities, shall give to the holders of debt securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, or in the deposit of any sinking fund payment with respect to any debt securities, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities of such series. (Section 6.02)

We will be required to furnish to the trustee annually within 120 days after the end of each fiscal year a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section 10.04)

The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults. (Sections 5.12 and 5.13)

In case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. ( Section 6.01) Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.03)

Certain Pennsylvania Taxes

The debt securities held by or for certain persons and entities, principally individuals and partnerships resident in Pennsylvania, are subject to the Pennsylvania Corporate Loans Tax, the annual rate of which is currently $4 per $1,000 principal amount of the debt securities held by such persons and entities that are not exempt from the tax. The Pennsylvania Corporate Loans Tax will be withheld by us from interest paid to such persons and entities.

Persons and entities resident in Pennsylvania holding debt securities should consult their tax advisors regarding the applicability of the Pennsylvania Corporate Loans Tax.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, the purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts, if any, will be issued under the Indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we, the trustee, the warrant agents, the unit agents or any other agent of ours, the trustee, the warrant agents, the unit agents or any agent of an agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities, separately or together in units, in several ways, including:

•	through underwriters or dealers;

•	through agents; or

•	directly to a limited number of purchasers or to a single purchaser.

The prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities, the proceeds to VF from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the securities described in such prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of such securities under circumstances entitling it to a dealer’s commission. We anticipate that any underwriting agreement pertaining to any such securities will:

•	entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act or to contribution with respect to payments which the underwriters may be required to make in respect of such liabilities;

•	provide that the obligations of the underwriters will be subject to certain conditions precedent; and

•	provide that the underwriters generally will be obligated to purchase all such securities if any are purchased.

Securities also may be offered directly by us or through agents designated by us from time to time. Any such agent will be named, and the terms of any such agency (including any commissions payable by us to any such agent) will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment. Agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described in such prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities under the Securities Act or to contribution with respect to payments which the agents may be required to make in respect of such liabilities.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

Underwriters and agents may be customers of, engage in transactions with, or perform services for, VF in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters, dealers or other agents of ours to solicit offers by certain specified entities to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

Underwriters and agents may from time to time purchase and sell securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed upon for us by our general counsel, Laura C. Meagher, Esq.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

€850,000,000

V. F. Corporation

0.625% Senior Notes due 2023

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	HSBC	J.P. Morgan

Senior Co-Managers

Citigroup	Goldman, Sachs & Co.	ING	Morgan Stanley

Co-Managers

BNP Paribas	BofA Merrill Lynch	Credit Suisse	Mizuho Securities

PNC Capital Markets LLC	Santander	SunTrust Robinson Humphrey	TD Securities

UniCredit Bank	US Bancorp	Wells Fargo Securities

September 13, 2016